Exhibit 10.1

October 21, 2019

Robert W. Azelby

Dear Bob:

This letter agreement (this “Agreement”) confirms the understanding between you and Alder BioPharmaceuticals, Inc. (the “Company”) regarding certain treatment that you may become entitled to receive in connection with the acquisition (the “Acquisition”) of the Company by H. Lundbeck A/S (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of September 16, 2019, among the Company, Parent and certain other parties (the “Merger Agreement”). Capitalized terms used but not otherwise defined in this letter have the meanings given to such terms in the Merger Agreement. This Agreement will become effective immediately prior to the Offer Acceptance Time. However, if the Merger Agreement terminates pursuant to its terms or your employment with the Company terminates for any reason prior to the Offer Acceptance Time, this letter will terminate and be of no force or effect.

1. Certain Taxes

In the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any of its affiliated entities (including their respective successors) to or for your benefit in connection with the Acquisition (determined without regard to any additional payments required under this Section 1) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Company shall pay you an additional payment (which, for this purpose, includes withholding and remittance of taxes by Parent or the Company on your behalf) (a “Reimbursement Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax imposed upon the Reimbursement Payment), you retain an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Reimbursement Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The Reimbursement Payment with respect to any Payment will be made promptly (and in no event later than 10 days following any Payment triggering such obligation).

You and the Company agree that the determinations necessary to be made under the first paragraph of this Section 1, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment and the assumptions to be utilized in arriving at such determinations, will be based on the most recent calculations prepared by Golden Parachute Tax Solutions LLC (the “Consultant”) prior to such determination. The Consultant shall provide detailed supporting calculations both to you and the Company within 15 business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). The Determination shall be binding upon you and the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse you for your Excise Tax, the Consultant shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest, for the period from the date when due to the date when finally paid, at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that at a later time there will be a determination that the Reimbursement Payments made by the Company were more than the Reimbursement Payments that should have been made by the Company (“Overpayment”), consistent with the calculations required to be made hereunder. You agree to refund the Company the amount of any Overpayment that the Consultant shall determine has occurred hereunder. If, after receipt of a Reimbursement Payment, you become entitled to receive any refund with respect to the Excise Tax to which such Reimbursement Payment relates, you shall promptly pay to the Company the amount of any such refund.

2. Other Terms

The effectiveness of this Agreement shall be subject to the execution by you of the amended and restated Proprietary Information and Inventions Agreement with the Company in the form attached hereto as Exhibit A, which shall become effective immediately prior to and subject to the Offer Acceptance Time. The validity, interpretation, construction and performance of this letter shall in all respects be governed by the laws of the State of Washington, without reference to principles of conflict of law, and will be binding on any successor to the Company. Payments pursuant to this letter are intended to comply with or be exempt from the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this letter will be treated as a separate payment for purposes of Section 409A of the Code.

3. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

We thank you for your service and contributions to the success of the Company.

Sincerely,

/s/ James B. Bucher
Name: James B. Bucher Title: Executive Vice President and General Counsel

Acknowledged and agreed on the date first written above:

/s/ Robert W. Azelby
Robert W. Azelby

EXHIBIT A

AMENDED AND RESTATED PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In exchange for good and valuable consideration, including eligibility to receive the payments described in that certain letter agreement between me and Alder BioPharmaceuticals, Inc, dated on or about October 21, 2019, continued employment or engagement with Alder BioPharmaceuticals, Inc. or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”) and any cash and equity compensation for my services, I hereby enter into this agreement (this “Agreement”) and agree as follows:

1.    Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2.    Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly to use or disclose, both during my employment by or consulting relationship with the Company and for a period of three years after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

3.    Ownership of Physical Property. All document, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation, if any; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4.    Assignment of Inventions.

(a)    Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(b)    I attach hereto as Exhibit A is a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

5.    Further Assistance; Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

6.    Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7.    Proprietary Information. As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

8.    Permitted Disclosures. I understand that nothing in this Agreement shall prohibit or restrict me from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company, or any of their respective successors. Further, in accordance with 18 U.S.C. § 1883(b), I understand that notwithstanding anything in this Agreement to the contrary, I will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret of the Company that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. Further, I understand that in any lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret under seal.

9.    Solicitation of Employees, Consultants and Other Parties. During the term of my employment or consulting relationship with the Company, and for a period of eighteen months following the termination of my relationship with the Company for any reason, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. For a period of one year following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

10.    Noncompetition. During the term of my employment or consulting relationship with the Company and for eighteen months following the termination of my relationship with the Company for any reason, I will not, directly or indirectly, manage, engage in, operate, control, work for, consult with, render services to or maintain any interest in, or participate in the ownership, management, operation or control of, any Competitive Business. For purposes of this Agreement, “Competitive Business” means any person or entity which is engaged, or is preparing to engage, in the discovery, development or commercialization of biopharmaceuticals for prevention of migraines (“Migraine Products”) anywhere in the Restricted Territory, including, by way of example and without limitation, Amgen, Novartis, Teva and Eli Lilly. For purposes of this Agreement, “Restricted Territory” means the United States, Europe or any country in which the Company, during my employment, discovers, develops or commercializes, or has plans to discover, develop or commercialize, Migraine Products, it being understood that, as of the date of this Agreement, the Company has current plans to commercialize Migraine Products throughout the United States and Europe. Notwithstanding the foregoing, nothing in this Section 10 shall prohibit me from (a) working for, consulting with, or rendering services to, a Competitive Business that does not primarily engage in the discovery, development or commercialization of Migraine Products and which engages in other lines of business that are separate, distinct and divisible from Migraine Products; provided, however, that I must not (i) serve as a director or officer of the Competitive Business, (ii) have any role in or oversight of its Migraine Products business, or provide any services, Proprietary Information or advice with respect to Migraine Products, and/or (iii) attend meetings where Migraine Products are discussed; or (b) owning or investing in publicly traded securities, so long as my aggregate holdings do not exceed one percent (1%) of the outstanding interest in the applicable issuer.

11.    No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

12.    No Interference. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

13.    Effects of Agreement. This Agreement (a) shall survive for a period of five years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

14.    At-Will Relationship. I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

15.    Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

16.    Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

17.    Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Robert W. Azelby